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                                     EXHIBIT 4.5


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                             NATIONAL QUALITY CARE, INC.
                AMENDED AND RESTATED INCENTIVE STOCK OPTION AGREEMENT


    THIS AMENDED AND RESTATED AGREEMENT is entered into as of September 12, 1996 by and between National Quality Care, Inc., a Delaware corporation (the "Company"), and Ron Berkowitz ("Optionee").


                                    R E C I T A L


    Pursuant to the May 12, 1996 Stock Option Plan (the "Plan"), the Board of Directors of the Company (the "Board") authorized the granting to Optionee of an incentive stock option, and on or about June 19, 1996, the Company entered into an agreement with Optionee, for the Optionee to purchase the number of shares of Common Stock of the Company specified in Paragraph 1 thereof, at the price specfified therein, such option to be for the term and upon the terms and conditions stated in that agreement. The Board has since determined that the exercise price should be amended to reflect a change in the value of the Company's stock and that the Company should enter into this Amended and Restated Agreement to reflect the relevant changes.


                                  A G R E E M E N T


    NOW, THEREFORE, in consideration of the premises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

    1. NUMBER OF SHARES; OPTION PRICE. Pursuant to said action of the Board, the Company hereby grants to Optionee the option ("Option") to purchase at $.44 per share, subject to the terms and conditions of the Plan, 12,500 shares of the currently authorized and unissued Common Stock of the Company, par value $0.01 per share, at any time after twelve (12) months following the date of this Agreement, and an additional 12,500 shares at any time after eighteen (18) months following the date of this Agreement (the "Shares"). So long as applicable law allows, at the option of the Company, the Company agrees to waive payment for the exercise of the options referenced hereinabove. In such event, the Company shall issue appropriate documentation to Optionee causing Employee to recognize income for such waiver of the option exercise price. In the event that applicable law will not allow for the waiver of such payment for such options, the Company shall declare Incentive Compensation of no less than the amount necessary for Optionee to exercise such options.


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    2.   TERMS.  This Option shall expire on the day before the tenth anniversary (fifth anniversary if Optionee owns more than 10% of the voting stock of the Company, a Parent or a Subsidiary on the date of this Agreement) of the date hereof, unless such Option shall have been terminated prior to that date in accordance with the provisions of the Plan or this Agreement. The terms "Parent" and "Subsidiary" herein mean a parent corporation or a subsidiary corporation, as such terms are defined in the Plan.

    3.   SHARES SUBJECT TO EXERCISE.  12,500 shares shall be exercisable twelve
(12) months from the date hereof and an additional 12,500 shares shall vest eighteen (18) months following the date hereof, if Optionee remains an employee of the Company, a Parent or a Subsidiary on each such respective date. All Shares shall thereafter remain subject to exercise for the term specified in Paragraph 2 hereof, provided that Optionee is then and has continuously been in the employ of the Company, a Parent or a Subsidiary, subject, however, to the provisions of Paragraph 5 hereof.

    4. METHOD AND TIME OF EXERCISE. The Option may be exercised by written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, together with a check made payable to the Company and/or upon waiver of the exercise price as provided herein, plus the amount of applicable federal, state and local withholding taxes and the written statement provided for in Paragraph 9 hereof, if required by such Paragraph 9. Only whole shares may be purchased.

    5. TAX WITHHOLDING. In the event that this Option shall lose its qualification as an incentive stock option, as a condition to exercise of this Option, the Company may require the Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option. At the discretion of the Board and upon the request of the Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of shares of Common Stock otherwise issuable to the Optionee upon the exercise of this option.

    6. EXERCISE ON TERMINATION OF EMPLOYMENT. If Optionee shall cease to be employed by the Company, a Parent or Subsidiary, Optionee's right, if any, to exercise his options will be limited to installments accrued under Paragraph 3 hereof on the date of termination (unless the Board accelerates the exercisablity of the Option pursuant to Section 7(d) of the Plan) and will be governed by Section 7 of the Plan. The maximum period permissible for an incentive stock option under Section 7 in the absence of Board action shall apply for each type of termination of employment described therein unless the Board has made other provision herein; PROVIDED, HOWEVER, in the event Optionee terminates Optionee's employment or other relationship with the Company by ceasing to


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serve as an officer or leaving the employ of the Company, or as a non-employee, by ceasing to provide services to the Company, pursuant to the circumstances set forth in Section 7(c) of the Plan, the Options shall remain exercisable until 120 days after the date of such termination.

    7. NONTRANSFERABILITY. This Option may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised only by Optionee during his lifetime and after his death, by his representative or by the person entitled thereto under his will or the laws of intestate succession.

    8. OPTIONEE NOT A SHAREHOLDER. Optionee shall have no rights as a shareholder with respect to the Common Stock of the Company covered by the Option until the date of issuance of a stock certificate or stock certificates to him upon exercise of the Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued, except as provided in Section 9 of the Plan.

    9. NO RIGHT TO EMPLOYMENT. Nothing in this Option shall confer upon the Optionee any right to continue in the employ of the Company or to continue to perform services for the Company or any Parent or Subsidiary, or shall interfere with or restrict in any way the rights of the Company to discharge or terminate any officer, director, employee, independent contractor or consultant at any time for any reason whatsoever, with or without good cause.

    10. MODIFICATION AND TERMINATION. The rights of Optionee are subject to modification and termination in certain events, as provided in Sections 7,8 and 9 of the Plan.

    11. RESTRICTIONS ON SALE OF SHARES. Optionee represents and agrees that, upon his exercise of the Option in whole or part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the shares issued to him, he will acquire the shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon each exercise thereof he will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. Optionee agrees that any certificates issued upon exercise of this Option may bear a legend indicating that their transferability is restricted in accordance with applicable state or federal securities law. Any person or persons entitled to exercise this Option under the provisions of Paragraphs 5 and 6 hereof shall, upon each exercise of the Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.


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    12.  PLAN GOVERNS.  This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, as it may be construed by the Plan Committee. It is intended that this option shall qualify as an incentive stock option as defined by Section 422 of the Code, and this Agreement shall be construed in a manner which will enable this Option to be so qualified.
Optionee hereby acknowledges receipt of a copy of the Plan.

    13. NOTICES. All notices to the Company shall be addressed to the Chairman of the Plan Committee of the Board of Directors of the Company at the principal office of the Company at 5901 West Olympic Boulevard, Suite 109, Los Angeles, California 90036, and all notices to Optionee shall be addressed to Optionee at the address of Optionee on file with the Company or its Subsidiaries, or to such other address as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to Optionee or to the Chairman of the Plan Committee or the Board of Directors of the Company (as the case may be).

    14. SALE OR OTHER DISPOSITION. Optionee understands that, under current law, beneficial tax treatment resulting from the exercise of this Option will be available only if certain requirements of the Code are satisfied, including without limitation, the requirement that no disposition of Shares acquired pursuant to exercise of this Option be made within two years from the grant date or within one year after the transfer of Shares to him or her. If Optionee at any time contemplates the disposition (whether by sale, gift, exchange or other form of transfer) of any such Shares, he or she will first notify the Company in writing of such proposed disposition and cooperate with the Company in complying with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition. In addition to the foregoing, Optionee hereby agrees that if Optionee disposes (whether by sale, exchange, gift or otherwise) of any Shares acquired by exercise of this Option within two years of the grant or within one year after the transfer of such Shares to Optionee upon exercise of this Option, then Optionee shall notify the Company of such disposition in writing within 30 days from the date of such disposition. Such written notice shall state the date of such disposition, and the type and amount of the consideration received for such Share or Shares by Optionee in connection therewith. In the event of any such disposition, the Company shall have the right to require Optionee to pay the Company immediately the amount of taxes (if any) which the Company is required to withhold under federal and/or state law as a result of


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the granting or exercise of the Option and the disposition of the Shares.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                  NATIONAL QUALITY CARE, INC.
                                  ("Company")




                                  By: /s/ Victor Gura, M.D.
                                     ----------------------------
                                    Victor Gura, M.D.,President




Social Security Number:           Optionee



                                   /s/ Ron Berkowitz
----------------------            -------------------------------
                                  Ron Berkowitz



                                  Address:

                                  437 Terraine Avenue
                                  Long Beach, California 90814


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